Exhibit (a)(5)(H)

Chembio Stockholders Reminded to Tender Shares Before 6:00 P.M., New York City Time, on April 12, 2023

MEDFORD, N.Y., April 10, 2023 (GLOBE NEWSWIRE) -- Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leading point-of-care diagnostics company focused on infectious diseases, today released the following letter to stockholders concerning the pending tender offer by Biosynex SA.

April 10, 2023

Fellow Chembio Stockholders,

As previously communicated, Chembio Diagnostics, Inc. (“Chembio” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 31, 2023, with Biosynex SA (“Biosynex”), and Project Merci Merger Sub, Inc., a Nevada corporation and wholly-owned indirect subsidiary of Biosynex (the “Purchaser”). Pursuant to the Merger Agreement, the Purchaser commenced a tender offer (the “Offer”) to purchase all of the issued and outstanding shares of the Company’s common stock, par value $0.01 per share (the “Shares”), for a purchase price of $0.45 per share, net to the seller in cash, without interest and subject to any required tax withholding. Biosynex previously announced, on March 15, 2023, an extension of the Offer until 6:00 p.m, New York City time, on March 28, 2023. On March 29, 2023, Biosynex announced a second extension of the Offer until 6:00 p.m., New York City time, on April 12, 2023.

What Happens If Stockholders Don’t Tender Their Shares:

There are substantial risks if the Offer and merger between Biosynex and Chembio are not completed. As discussed in further detail in the Schedule 14D-9, as amended, the Company’s letter to stockholders dated March 15, 2023 and the Company’s Annual Report on Form 10-K that was filed with the U.S. Securities and Exchange Commission (“SEC”) on March 29, 2023, these risks include: breaching a financial covenant in its Credit Agreement related to debt maturing in September 2023 that could force the Company to pursue a transaction or financing arrangement that is highly dilutive to existing stockholders or a bankruptcy or restructuring proceeding; being delisted by The Nasdaq Stock Market LLC (“Nasdaq”); and the Company’s ability to continue as a going concern due to its net losses from operations and ongoing liquidity concerns. The Company received formal notice on April 6, 2023 of its continued non-compliance with Nasdaq’s minimum bid price listing requirement. The Company intends to timely request a hearing before the Nasdaq Hearing Panel (the “Panel”) which will stay any further action by Nasdaq, including the delisting of the Company’s common stock from Nasdaq, pending the issuance of decision by the Panel.

If less than a majority of the outstanding shares of Chembio common stock are tendered, the Offer will not be completed and Chembio will not merge with Biosynex. For the Offer to be completed, more than 50% of the outstanding Shares must be validly tendered.

How to Tender Your Shares:

If you hold shares of Chembio common stock through a broker, dealer, commercial bank, trust company or other nominee, instruct such broker or other nominee to tender your shares. Please do so promptly to allow sufficient time to meet any broker processing deadlines before the Offer expiration at 6:00 p.m., New York City time, on April 12, 2023. Do not wait until the Offer expires to tender your shares.

Contact Information for Commonly Used Brokers:

■	Call TD Ameritrade at 888-723-8504, option 1

■	Call Fidelity at 800-343-3548

■	Call E-Trade at 1-800-387-2331

■	Contact Robinhood at https://robinhood.com/contact

o	To participate, please include the stock symbol for the offer (CEMI) and the number of shares you’d like to participate with.

■	If your broker is not listed above, please contact your broker’s customer service department and ask to speak with Corporate Actions. From here, you should be directed to someone who can help you.

■	Chembio stockholders who hold shares directly or in registered name can follow the instructions in the materials mailed to you.

■	Stockholders should contact the Information Agent, Alliance Advisors with any questions or to request documents and assistance at 866-620-7692 or email CEMI@allianceadvisors.com.

If you were unable to previously tender your shares due to processing deadlines from your broker, you may tender your shares during the extension period. Please act as soon as possible to ensure you can tender your shares on time. Chembio stockholders who have previously tendered their shares do not need to re-tender their shares or take any other action as a result of the extension of the Offer.

On behalf of myself, the executive team and the Board of Directors, we strongly support the merger with Biosynex.  We ask our stockholders to show their support for the merger between Chembio and Biosynex by tendering their shares by April 12, 2023 as outlined above.  Thank you for your continued support of Chembio.

Sincerely,

Richard L. Eberly
President and Chief Executive Officer

About Chembio Diagnostics

Chembio is a leading diagnostics company focused on developing and commercializing point-of-care tests used to detect and diagnose infectious diseases, including sexually transmitted disease, insect vector and tropical disease, COVID-19 and other viral and bacterial infections, enabling expedited treatment. Coupled with Chembio's extensive scientific expertise, its novel DPP technology offers broad market applications beyond infectious disease. Chembio's products are sold globally, directly and through distributors, to hospitals and clinics, physician offices, clinical laboratories, public health organizations, government agencies, and consumers. Learn more at www.chembio.com.

Additional Information and Where to Find It

This press release relates to a pending business combination between Biosynex and Chembio. This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell shares of Chembio, nor is it a substitute for any tender offer materials that the parties have filed or will file with the  SEC in connection with the tender offer. CHEMBIO STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION / RECOMMENDATION STATEMENT AND OTHER RELEVANT DOCUMENTS THAT HAVE BEEN AND MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO ANY OF THE FOREGOING DOCUMENTS CAREFULLY THAT ARE OR BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF CHEMBIO SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Solicitation/Recommendation Statement, the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents were sent to all of Chembio’s stockholders at no expense to them. The tender offer materials and the Solicitation / Recommendation Statement are also available for free on the SEC’s website at www.sec.gov or from the information agent named in the tender offer materials. Copies of the documents filed with the SEC by Biosynex are available free of charge under the News heading of Biosynex's website at https://www.biosynex.com. Copies of the documents filed with the SEC by Chembio are available free of charge under the SEC filings heading of the Investors section of Chembio’s website at https://chembio.com/investors.

Forward-Looking Statements

This press release contains forward-looking statements regarding the acquisition of Chembio Diagnostics, Inc. by Biosynex SA as well as the matters in the section captioned “What Happens If Stockholders Don’t Tender Their Shares”. Forward-looking statements involve inherent risks and uncertainties and you are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. These statements can otherwise be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “would,” “will,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release include, but are not limited to, statements related to Biosynex’s and Chembio’s plans, objectives, expectations and intentions with respect to the proposed transaction and the combined company, the impacts on Chembio if the proposed transaction should not close, the anticipated timing of the proposed transaction, the conditions precedent to the closing of the proposed transaction, and the potential impact the transaction will have on Chembio or Biosynex and other matters related to either or both of them. The forward-looking statements are based on assumptions regarding current plans and estimates of management of Biosynex and Chembio. Such management believes these assumptions to be reasonable, but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this press release include, among others: changes in expectations as to the closing of the transaction including timing and changes in the method of financing the transaction; the satisfaction of the conditions precedent to the consummation of the proposed transaction (including a sufficient number of Chembio shares being validly tendered into the tender offer to meet the minimum condition); litigation and regulatory action related to the proposed transactions; expected synergies and cost savings are not achieved or achieved at a slower pace than expected; integration problems, delays or other related costs; retention of customers and suppliers; and unanticipated changes in laws, regulations, or other industry standards affecting the companies; and other risks and important factors contained and identified in Biosynex’s and Chembio’s filings with the SEC, including Chembio’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Chembio’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q, as well as other filings it and Biosynex have filed with the SEC. Forward-looking statements reflect the analysis of management of Biosynex and Chembio as of the date of this press release. Neither Biosynex nor Chembio undertakes to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.

Contact:
Philip Taylor
Gilmartin Group
415-937-5406
investor@chembio.com